Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Jennifer Beugelmans, (646) 277-8704	Jennifer Saunders, (646) 277-8720
Doug Sherk, (415) 896-6820

PHARSIGHT REPORTS FISCAL SECOND QUARTER 2007 RESULTS

Company Achieves 43% Year-Over-Year Strategic Consulting Services Revenue Growth

MOUNTAIN VIEW, Calif., Oct. 26, 2006 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its second quarter of fiscal 2007, ended September 30, 2006. For the second quarter, revenue was $6.3 million, a 6% increase compared with revenue of $5.9 million in the second quarter of fiscal 2006 and a 16% increase compared with revenue of $5.4 million in the first quarter of fiscal 2007.

“During the second quarter of fiscal 2007, we achieved year-over-year and sequential revenue growth,” said Shawn M. O’Connor, chairman and chief executive officer. “Within software, we grew our Pharsight® Knowledgebase Server™ (PKS™) customer base to 18 with the addition of a top 50 pharmaceutical company headquartered in Japan. In addition, we expanded our relationships with three existing PKS customers further illustrating the value that our customers place on their PKS investments. We also continued to focus on our technology with five new version releases that enhance our existing products, which we believe will allow us to increase our addressable market opportunity over the long-term.

“Within our strategic consulting services business, we grew revenue 43% year-over-year and 15% sequentially,” continued Mr. O’Connor. “This success was buoyed by more than 25 new agreements, including four new customers. Compared with the same quarter of last year, revenue derived from customers other than our top two increased more than 270%, further demonstrating our successful diversification efforts in this business. Building upon this success, we were very pleased to enter into the largest strategic consulting services agreement in our history, valued at approximately $900,000. The agreement calls for our strategic consulting services unit to apply its core methodologies for drug-disease modeling and simulation to the client’s development compounds.”

Recent Highlights

Pharsight’s recent highlights in its software and strategic consulting business units include the release of new software products, new enterprise software engagements, new consulting engagements, and expanded relationships with existing customers:

Software

•	Signed a new PKS licensing agreement with a major Japanese pharmaceutical company, increasing the number of PKS customers to 18. The customer will also upgrade its existing licenses of WinNonlin® and plans to use PKS as its central repository for PK/PD data accessing the system from both the US and Japan.

•	Expanded relationships with three current PKS customers, Altana, Roche and sanofi-aventis.

•	Released new software: WinNonlin Validation Suite 1.1, WinNonlin 5.1.1, PKS Reporter 1.2.2, PKS Office Client 3.1, and PKS 3.1.

•	Signed new strategic agreement with LabLogic Systems Limited to enhance the link between Debra, LabLogic’s laboratory information management system and Pharsight’s WinNonlin software for PK/PD and non-compartmental analysis.

•	Put into production a customized version of PKS under Pharsight’s Cooperative Research and Development Agreement (CRADA) with the Food and Drug Administration (FDA). Planning is currently underway for development of a PKS connector framework to support the CDISC open industry standard for electronic acquisition, exchange, submission and archiving of clinical trials data and metadata.

•	Sponsored the third annual PKS User Group Meeting attended by 40 scientists and data management professionals representing PKS users from major pharmaceutical, biotechnology, and regulatory organizations. FDA presented on its use of PKS to support modeling and simulation workflows.

Strategic Consulting Services

•	Achieved 270% revenue growth over second quarter fiscal 2006 from customers other than the top two customers.

•	Continued expansion of consulting presence in the pharmaceutical industry by signing more than 25 new consulting agreements, including those with new customers InteKrin, Eisai UK, UCB and NovoNordisk.

•	Entered into the largest single consulting contract in company history with a global pharmaceutical company, valued at nearly $900,000. The multi-quarter agreement will utilize an integrated suite of Pharsight services and apply core methodologies for drug disease modeling of the customer’s portfolio compounds compared with existing, competitive drugs.

•	Hosted a seminar in Brussels for industry professionals on challenges in the implementation of modeling and simulation as outlined in the Food and Drug Administration’s Critical Path Initiative.

“Based upon our results during the first half of fiscal 2007, we believe we are well positioned to continue to expand our customer base as well as enhance our relationships with existing customers,” said Mr. O’Connor. “We have continued to sponsor industry events that are allowing us to get closer to our customers to create and launch new products and services that can satisfy important unmet needs of the industry. We believe this continued focus, our cutting edge technology and our strategic agreement with the FDA will support our ability to continue to achieve growth over the long-term.”

Additional Financial Results

Gross margin in the second quarter of fiscal 2007 increased to 71% compared with gross margin for the first quarter of fiscal 2007 of 68%. Gross margin also increased year-over-year compared with gross margin of 65% in the second quarter of fiscal 2006.

On a GAAP basis, net income for the second quarter of fiscal 2007 was $713,000. Net income for the second quarter of fiscal 2006 was $263,000. Net income for the second quarter of 2007 reflects the impact of the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock-based compensation. Adoption of SFAS 123R reduced second quarter net income by approximately $216,000.

Before stock-based compensation expense, net income for the second quarter of fiscal 2007 was $929,000, which is 253% higher than the $263,000 in net income for the second quarter of fiscal 2006. This was the second quarter the Company was required to expense stock-based compensation under SFAS 123R.

Net income attributable to common stockholders for the second quarter of fiscal 2007 was $534,000 and included the aforementioned impact of $216,000 in stock-based compensation expense. Net income attributable to common stockholders for the second quarter of fiscal 2006 was $49,000. Basic, and diluted, net earnings per share attributable to common stockholders for the second quarter of fiscal 2007 were $0.03 and $0.02, respectively. Basic and diluted net earnings per share attributable to common stockholders were both $0.00 in the second quarter of fiscal 2006.

For the first six months of fiscal 2007, revenue was $11.7 million, up 1% compared with the same period last year. On a GAAP basis, net income for the first six months of fiscal 2007 was $475,000 compared with $517,000 in the comparable period of fiscal 2006. Net income during the first six months of fiscal 2007 reflects the impact of the Company’s adoption of SFAS 123R expensing of stock-based compensation. Adoption of SFAS 123R reduced net income in the first half of fiscal 2007 by approximately $425,000.

Before stock-based compensation expense, net income during the first six months of fiscal 2007 was $900,000, which was 74% higher than the $517,000 in net income achieved during the first six months of fiscal 2006.

Net income attributable to common stockholders for the first six months of fiscal 2007 was $112,000 and included the aforementioned impact of $425,000 in stock-based compensation expense. Net income attributable to common stockholders for the first six months of fiscal 2006 was $158,000. Basic and diluted net earnings per share attributable to common stockholders for the first six months of fiscal 2007 were both $0.01, which was equivalent to the same period of fiscal 2006.

Cash & Liquidity

Pharsight exited the second fiscal quarter with cash, cash equivalents and short-term investments of $11.2 million compared with $10.8 million at the end of fiscal 2006 and $8.4 million at September 30, 2005.

Fiscal 2007 Guidance

The Company is reiterating its guidance for the 2007 fiscal year:

•	Annual revenue growth of approximately 10% to 15% compared with fiscal 2006, or approximately $25 million to $26 million.

•	Gross margin of approximately 65% to 70% of revenue, depending on the revenue mix between software and strategic consulting services.

•	Net income of approximately 5% to 10% of revenue.

•	Increase in fiscal year-end cash, cash equivalents and short-term investments compared with fiscal 2006 year-end balance.

In addition, for the 2007 fiscal year, the Company expects diluted earnings per share of $0.04 to $0.09 before SFAS 123R stock-based compensation expense. The Company expects stock-based compensation expense to reduce diluted earnings per share for fiscal 2007 by approximately $0.03, leading to expected diluted earnings per share of approximately $0.01 to $0.06.

“Based on our year-to-date performance and current outlook, we are maintaining our guidance for the full fiscal year,” said Will Frederick, senior vice president and chief financial officer of Pharsight. “During the first six months of our fiscal year, we achieved revenue of approximately $11.7 million, which is between 45% and 47% of our full year revenue guidance for $25 to $26 million. While this achievement is slightly ahead of our guidance to achieve between 40% and 45% of our revenue during the first six months of the fiscal year we will not be changing our full year revenue guidance at this time.”

The net income guidance for fiscal 2007 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. Pharsight’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

The net income guidance also excludes the pre-tax impact from the adoption of SFAS 123R in fiscal 2007. The adoption of SFAS 123R has a significant impact on the Company’s result of operations, although it has no impact on its overall financial position. The expense impact that adopting SFAS 123R will have on the remainder of fiscal 2007 cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

While Pharsight expects that over the long-term revenues and gross margin in its software business will increase in response to customer demand, revenue and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, Friday, October 27, 2006 at 10:00 a.m. Pacific Time to discuss the Company’s fiscal second quarter 2007 results, outlook for the remainder of fiscal 2007 and current corporate developments. The dial-in number for the conference call is 800-240-4186 for domestic participants and 303-262-2137 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight Pacific Time on Friday, November 3, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay, callers should use pass code 11073851#.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. The company’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

Use of Non-GAAP Financial Measures

Pharsight has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes historical non-GAAP income and non-GAAP diluted earnings per share guidance for fiscal 2007. Pharsight uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Pharsight’s ongoing business performance and comparison to prior periods. Pharsight believes the use of these non-GAAP financial measures provides an additional tool for investors to use in comparing its financial measures with other companies in Pharsight’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude stock-based compensation expense pursuant to SFAS 123R.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above.

Safe Harbor

This press release includes forward-looking statements, including statements regarding our growth opportunities and market position, the demand and market for our products and services, operating or cost efficiencies, our customer base, and our expectations for revenue, gross margin, net income and diluted earnings per share for the fiscal year ending March 31, 2007. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services, uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, changes in Pharsight’s research and development focus or operating strategies, the failure to develop new products and services or to keep pace with technological changes, and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of Pharsight’s client base, to adopt Pharsight’s solutions. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 14, 2006. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight, Pharsight Knowledgebase Server, PKS, PKS Reporter, PKS Office Client, WinNonlin, and WNL Validation Suite are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Revenues:
License	$1,522	$1,237	$2,740	$2,121
Renewal	1,351	1,221	2,640	2,381
Maintenance	239	305	475	496
Services	3,172	3,157	5,857	6,616

Total revenues	6,284	5,920	11,712	11,614

Cost of revenues	1,817	2,054	3,573	3,941

Gross profit	4,467	3,866	8,139	7,673

Operating expenses:
Research and development	1,019	808	1,974	1,680
Sales and marketing	1,390	1,442	2,953	2,720
General and administrative	1,344	1,335	2,832	2,705

Total operating expenses	3,753	3,585	7,759	7,105

Income from operations	714	281	380	568

Other income (expense), net	66	1	169	(11)

Income before income taxes	780	282	549	557
Provision for income taxes	(67)	(19)	(74)	(40)

Net income	713	263	475	517
Preferred stock dividend	(179)	(214)	(363)	(359)

Net income attributable to common stockholders	$534	$49	$112	$158

Net earnings per share attributable to common stockholders:
Basic	$0.03	$0.00	$0.01	$0.01

Diluted	$0.02	$0.00	$0.01	$0.01

Shares used to compute net earnings per share attributable to common stockholders:
Basic	19,711	19,389	19,679	19,367

Diluted	29,235	22,634	21,427	22,436

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$11,187	$10,832
Accounts receivable, net	3,397	4,585
Prepaids and other current assets	586	298

Total current assets	15,170	15,715

Property and equipment, net	1,780	2,025
Other assets	48	46

Total assets	$16,998	$17,786

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$681	$794
Accrued expenses	2,931	3,187
Deferred revenue	6,816	7,605
Current portion of notes payable	1,300	1,519

Total current liabilities	11,728	13,105

Deferred revenue, long term	18	54
Notes payable, less current portion	242	392
Other long term liabilities	216	253

Redeemable convertible preferred stock	6,858	6,641
Stockholders’ deficit	(2,064)	(2,659)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$16,998	$17,786